Exhibit 10.17
NATIONAL CITY CORPORATION
RETENTION PLAN
FOR EXECUTIVE OFFICERS
Amended and Restated Effective January 1, 2005
ARTICLE 1. ESTABLISHMENT AND PURPOSE OF PLAN
     1.1 Amendment and Restatement of the Predecessor Plan. The following are the provisions of the National City Corporation Retention Plan for Executive Officers, effective as of January 1, 2005 (the “Plan”) which is an amendment and restatement of the National City Corporation Long-Term Supplemental Incentive Compensation Plan for Executive Officers, April 29, 2003.
     Except as noted below, the Plan shall be effective for all purposes with respect to Plan Years commencing on or after January 1, 2005, and with respect to all determinations to be made on or after such date. Notwithstanding the foregoing, the benefits payable with respect to any Employee who retired before January 1, 2005, shall be determined by and paid in accordance with the terms and provisions of the Plan as in effect at the date of such retirement.
     1.2 Purpose. The purpose of the Plan is to maximize the returns to stockholders, to promote the long-term profitability and success of the Corporation, and to help build loyalty to the Corporation by providing a retention incentive to those key executives of the Corporation who are primarily responsible for such profitability and success.
     1.3 Operation of the Plan. The Plan shall be administered by the Compensation and Organization Committee of the Board of Directors of the Corporation. The Plan shall serve as a non-qualified plan providing for deferred compensation as provided hereunder.

ARTICLE 2. DEFINITIONS
     2.1 Definitions. Whenever used herein, the following terms shall have the meanings set forth below, unless otherwise expressly provided. When the defined meaning is intended, the term is capitalized.
(a)	“Account” shall mean an account to be established and maintained by the Corporation in the name of each Participant, as described in Article 9.

(b)	“Award” shall mean the retention amount awarded a Participant by the Committee subject to such vesting schedule established by the Committee.

(c)	“Board” shall mean the Board of Directors of the Corporation.

(d)	“Committee” shall mean the Compensation and Organization Committee of the Board, or another committee appointed by the Board to serve as the administering committee of the Plan.

(e)	“Corporation” shall mean National City Corporation, a Delaware corporation.

(f)	“Disability” shall mean the inability, by reason of a medically determinable physical or mental impairment, to engage in substantial and gainful activity for a continuous period of 26 weeks or more as determined by the Committee.

(g)	“Deferred Payment Date” means anytime during February of the Plan Year following the Termination Date.

(h)	“Early Retirement” shall mean retirement at or after age 55 with at least ten years of service with the Employers prior to Normal Retirement.

(i)	“Effective Date of a Change in Control” see Article 11.

(j)	“Eligible Employee” shall mean an Employee who is employed in a position meeting the defined eligibility criteria for participation in the Plan, as set forth in Article 3.

(k)	“Employee” shall mean an individual employed by an Employer on a regular active and full-time salaried basis.

(l)	“Employer” shall mean the Corporation or any corporation, organization or entity controlled by the Corporation.

(m)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(n)	“Investment Options” shall mean the investment options under the National City Corporation 2004 Deferred Compensation Plan as shall be available thereunder from time to time.

(o)	“Normal Retirement” shall mean leaving the employ of all Employers at or after the age 62 with at least twenty years of continuous service with the Employers or at or after the age 65 with at least 5 years of continuous service with the Employers.

(p)	“Participant” shall mean an Eligible Employee who is approved by the Committee for participation in the Plan. Such approval shall be determined with respect to each Award the Committee grants hereunder and shall be effective on the grant date.

(q)	“Payment Date” means anytime during the month of February next following (or coinciding with) a Vesting Event with respect to any portion of an Award which becomes vested as a result of such Vesting Event. Notwithstanding the forgoing, for purposes of any portion of an Award which becomes first vested as a result of a Vesting Event which occurs during or prior to the calendar year 2005, the “Payment Date” shall mean anytime during December of 2005.

(r)	“Performance Period” shall mean a period of time during which a Participant must render services in order to become vested in his or her Award as provided under Section 2.1(v)(1). Each Performance Period and vesting schedule shall be established by the Committee in connection with the grant of each Award hereunder.

(s)	“Plan” see Section 1.1.

(t)	“Plan Year” shall mean the calendar year. The first Plan Year is 2000.

(u)	“Termination Date” means the last day an individual is treated as an Employee.

(v)	“Vesting Event” shall mean the earliest to occur of the following events:
(1)	the date an Award vests according to the schedule established by the Committee.

(2)	the Effective Date of a Change in Control,

(3)	the date a Participant retires on a Normal Retirement,

(4)	the date a Participant incurs a Disability,

(5)	the date of a Participant’s death.

(6)	the date a Participant ceases to be an employee of the Employers by reason of action initiated by the Employers other than a termination for cause and where Participant has executed a release, releasing the Employers from any liability associated with or arising out of Participant’s employment or termination of employment.
Upon a Vesting Event described in (1) above, the Participant shall become vested in the portion of the Award called for in the schedule established by the Committee unless earlier vested by other Vesting Events. Upon a Vesting Event described in (2), (3), (4), (5), or (6) above, the Participant shall become 100% vested in all Awards. Upon a Participant’s Early Retirement the Committee shall have the discretion to vest any portion or all of a Participant’s Award. Notwithstanding the foregoing, a Participant’s Awards, whether vested or not, shall be subject to the forfeiture provisions of Article 10.

(w)	“Vesting Grant” shall mean a grant or that portion of a grant that vests on any given day.

(x)	“Vesting Grant Accrued Investment Credit” shall mean the investment credit credited to a Participant’s account under Section 9.3 of the Plan with respect to any given Vesting Grant.

(y)	“Voting Stock” shall mean the then outstanding securities of a company entitled to vote generally in the election of directors.
     2.2 Gender and Number. Except when otherwise indicated by the context, any masculine terminology used herein also shall include the feminine, and the definition of any term in the singular shall include the plural.

ARTICLE 3. ELIGIBILITY AND PARTICIPATION
     3.1 Eligibility. Eligibility for participation in the Plan will be limited to those senior officers of the Corporation and its subsidiaries that were awarded an Award prior to April 22, 2002.
     3.2 No Right to Participate. No Participant or Employee shall have a right at any time to be selected for current or future participation in the Plan.
ARTICLE 4. AWARD DETERMINATION
     4.1 Award. The amount of the Award that has been awarded to a Participant under this Plan has been expressed as a dollar amount. Such amount shall be vested upon a Vesting Event. No new Awards shall be awarded under the Plan on or after the April 22, 2002.
ARTICLE 5. PAYMENT OF AWARDS
     5.1 Manner of Distribution. Unless elected otherwise by a Participant in accordance with Section 5.2 below, a Vested Grant, together with any Vested Grant Accrued Investment Credit, shall be distributed on the Payment Date.
     5.2 Election to Defer Distribution of Vested Grant and Vested Grant Accrued Investment Credit. A Participant may elect to defer the distribution of any Vested Grant and Vested Grant Accrued Investment Credit. Such a deferral election shall be irrevocable and shall specify the form and means of distribution elected by the Participant from the options set forth below:
(a)	A single distribution of the vested Account made on the Deferred Payment Date.

(b)	Five annual installments commencing on the Deferred Payment Date. The remaining four installments shall be made each succeeding February. Each distribution shall be equal to (i) the Participant’s vested Account, multiplied by (ii) a fraction, the numerator of which is one and the denominator is the number of installments remaining, including the current year’s payment.

(c)	Ten annual installments commencing on the Deferred Payment Date. The remaining nine installments shall be made each succeeding February. Each distribution shall be equal to (i) the Participants vested Account multiplied by (ii) a fraction, the numerator of which is one and the denominator is the number of installments remaining, including the current year’s payment.

(d)	A lump sum payment of either (i) a Vesting Grant Accrued Investment Credit or (ii) the Vesting Grant and the Vesting Grant Accrued Investment Credit on any date specified on the election form that is after a Vesting Event (“Payment Election Date”).
Notwithstanding anything in this Plan to the contrary, in accordance with the provisions of Section 409A of the Internal Revenue Code, and the administrative and regulatory guidance provided thereunder (including I.R.S. Notice 2005-01), no election under this Section 5.2 to defer the distribution of a Vested Grant or Vested Grant Accumulated Interest shall be valid unless it is made prior on or before December 31, 2005.
     5.3 Forfeiture of Non-vested Awards. All non-vested Awards in a Participant’s Account shall be forfeited upon the Termination Date and the Corporation shall have no further obligation to pay the Participant in regard to such forfeited Awards.
     5.6 Distribution on Death.
(a)	A Participant may designate any person or persons (not exceeding 5), including a trust, as his or her beneficiary to receive his or her accumulated Award in the event of the Participant’s death. Any such designation shall be made by filing the form provided for that purpose by the Plan Administrator. The Participant may change or cancel his or her beneficiary designation at any time prior to death without the consent of any designated beneficiary. If no beneficiary has been designated by the Participant, or if no beneficiary is alive at the date of the Participant’s death, payment shall be made to the Participant’s estate.

(b)	If the Participant’s death occurs during employment, the Participant’s Account shall be distributed in a lump sum as provided in 5.1 to each of the Participant’s surviving beneficiaries in the portions designated by the Participant.

(c)	If the Participant’s death occurs after installment payments have commenced pursuant to Section 5.2(b) or (c) above, the Participant’s Account shall be distributed in a lump sum the next February to each of the Participant’s surviving beneficiaries in the portions designated by the Participant
     5.7 Participants Rights; Beneficiaries Rights. Except as otherwise specifically provided, neither a Participant nor any of his or her Beneficiaries has rights under this Plan. The payment of deferred compensation shall be a general, unsecured obligation of the Corporation to be paid by the Corporation from its own funds, and such payments shall not impose any obligation upon any trust fund for any tax qualified plan, be paid from any such trust fund, or have any effect whatsoever upon any such fund. No Participant or beneficiary shall have any title to or beneficial ownership in any assets, which the Corporation may earmark to pay benefits hereunder.
     5.8 Delay in Distribution to Comply with Section 409A of the Internal Revenue Code. Notwithstanding anything in this Plan to the contrary, in the event that the timing of any distribution to a Participant or Beneficiary under this Plan would cause such Participant or Beneficiary to be subject to tax imposed by Section 409A of the Internal Revenue Code (including, but not limited to the 20% additional tax imposed by Section 409A(a)(1)(B) of the Internal Revenue Code), the distribution of such amount shall be automatically delayed until the earliest date on which such amount could be distributed to the Participant or Beneficiary without subjecting him or her to such tax. During any such delay, Investment Credits shall continue to be credited to the Participant’s Account.
ARTICLE 6. RIGHTS OF PARTICIPANTS
     6.1 Employment. Nothing in this Plan shall interfere with or limit in any way the right of the Corporation to terminate a Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Corporation.
     6.2 Restrictions on Assignments. The interest of a Participant or his or her beneficiary under this Plan may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process, nor shall they be an asset in bankruptcy.
ARTICLE 7. ADMINISTRATION
     7.1 Administration. The Plan shall be administered by the Committee in accordance with any administrative guidelines and any rules that may be established from time to time by the Committee. The procedures, standards and provisions of this Plan for determining eligibility for and amounts of Awards in themselves confer no rights, duties or privileges upon Participants nor place obligations upon either the Board or the Corporation. Accordingly, the Committee may, in making such determinations hereunder, deviate from such procedures and standards in whatever manner that it, in its judgment, deems appropriate.
         The Committee shall have full power and authority to interpret, construe and administer the Plan and its interpretations and construction hereof, and actions hereunder, including the timing, form, amount or recipient of any payment to be made hereunder, and its decisions shall be binding and conclusive on all persons for all purposes.

          The Committee may name assistants who may be, but need not be, members of the Committee. Such assistants shall serve at the pleasure of the Committee, and shall perform such functions as are provided for herein and such other functions as may be assigned by the Committee.
          No member of the Committee or any assistant shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his or her own willful misconduct or lack of good faith.
ARTICLE 8. REQUIREMENTS OF LAW
     8.1 Laws Governing. This Plan shall be construed in accordance with and governed by the laws of the State of Ohio.
     8.2 Withholding Taxes. The Corporation shall have the right to deduct from all payments or vested amounts under this Plan any federal, state or local taxes required by the law to be withheld with respect to such payments.
     8.3 Plan Binding on Corporation, Employees and Their Successors. This Plan shall be binding upon and inure to the benefit of the Corporation, its successors and assigns and each Participant and his or her beneficiaries, heirs, executors, administrators and legal representatives.
ARTICLE 9. ACCUMULATION OF AWARDS
     9.1 Accounts. An Account shall be established and maintained by the Corporation in the name of each Participant who has an Award hereunder. Such Accounts shall remain a part of the general liabilities of the Corporation and nothing in this Plan shall be deemed to create a trust or fund of any kind or any fiduciary relationship.
     9.2 Crediting to Accounts. Each Participant’s Account shall be credited with Awards effective as of the grant date, and investment credits as determined in sections 9.3 below. Each Participant’s Account shall be reduced by amounts distributed, amounts transferred as provided under section 9.3 and non-vested amounts which were forfeited upon termination.

     9.3 Investment Credits.
(a)	For all Plan Years beginning prior to January 1, 2006 and for each Plan Year thereafter commencing prior to the occurrence of a Vesting Event, each Award under a Participant’s Account shall be credited as of the last day of each Plan Year with an investment credit. Except as noted in the foregoing sentence, no such investment credit will be given this Section 9.3(a) for any portion of an Award during the period between the last day of the Plan Year in which a Vesting Event occurs and the Payment Date for such portion of the Award. The investment credit for each given Plan Year shall be determined by multiplying the yield on 10 year constant maturity U.S. Treasury Securities, as published in the Federal Reserve Statistical Release, for the last active trading day in the Plan Year times the average daily balance in the applicable portion of Participant’s Account for that year. In the event the security or the publication becomes unavailable, the Committee shall have the discretion to select a comparable reference for the purpose of determining the investment credit.

(b)	For Plan Years beginning on or after January 1, 2006, where a Participant has made an election pursuant to Section 5.2 of the Plan to defer the distribution of a Vested Grant and Vested Grant Accumulated Income, that portion of such Participant’s Account for which such an election has been made will be allocated among the available Investment Options as directed by the Participant in accordance with uniform procedures established under the National City Corporation 2004 Deferred Compensation Plan. As of the last business day of each calendar month, that portion of such Participant’s Account will be credited with an investment gain (or loss) to reflect the gain or loss from the Investment Options.
     9.4 Nature of deferred compensation. The election of deferred compensation under this Plan and any setting aside by the Corporation of amounts with which to discharge its deferred obligations hereunder in a trust fund, an insurance policy, or otherwise, shall not be deemed to create a right in any person; equitable title to any funds so set aside in a trust, an insurance policy, or otherwise shall remain in the Corporation, and any recipient of benefits hereunder shall have no security or other interest in such trust, policies or funds. Any and all funds so set aside in a trust, an insurance policy or otherwise shall remain subject to the claims of the general creditors of the Corporation, present and future. This provision shall not require the Corporation to set aside any funds, but the Corporation may set aside such funds if it chooses to do so. Any amount so set aside for this Plan shall be accounted for separately and apart from any other plan of the Corporation. This Plan is intended to constitute an unfunded plan of deferred compensation described in Section 201(2) of the Employee Retirement Income Security Act of 1974.
     9.5 Distributions in Cash. Notwithstanding any other provision of this Plan, distributions hereunder shall be made only in cash and shall be subject to withholding of applicable taxes.
     9.6 Nature of Deferred Compensation Plan. The provisions of the Plan relating to deferred compensation are fixed and final unless and until amended, revised or terminated as herein provided.
ARTICLE 10. FORFEITURES
     Notwithstanding any provision in this Plan to the contrary excepting only the provisions of Article 11, in the event the Committee finds
(a) that an Employee or former Employee who has an interest under this Plan has been discharged by his or her Employer in the reasonable belief (and such reasonable belief is the reason or one of the reasons for such discharge) that the Employee or former Employee did engage in fraud against the Employer or anyone else, or
(b) that an Employee or former Employee who has an interest under this Plan has been convicted of a crime as a result of which it becomes illegal for his Employer to employ him or her,

then any amounts held under this Plan for the benefit of such Employee or former Employee or his or her beneficiaries shall be forfeited and no longer payable to such Employee or former Employee or to any person claiming by or through such Employee or former Employee.
ARTICLE 11. CHANGE IN CONTROL
     11.1 Treatment of Awards. Upon the Effective Date of a Change in Control all accumulated Awards hereunder shall become 100% vested.
     11.2 Definition of Change in Control. Change in Control shall mean the occurrence of any of the following events:
          (a) The Corporation is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than sixty-five percent of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Corporation immediately prior to such transaction;
          (b) The Corporation sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than sixty-five percent of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock immediately prior to such sale or transfer;
          (c) The Corporation files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Corporation has occurred or will occur in the future pursuant to any then-existing contract or transaction; or
          (d) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Corporation cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (d) each Director who is first elected, or first nominated for election by the Corporation’s stockholders, by a vote of at least two-thirds of the Directors of the Corporation (or a committee thereof) then still in office who were Directors of the Corporation at the beginning of any such period will be deemed to have been a Director of the Corporation at the beginning of such period.
     Notwithstanding the foregoing provisions of paragraph 11.2(a), 11.2(b) or 11.2(c), in the case where the individuals who constitute the Directors of the Corporation at the time a specific transaction described in Paragraph 11.2(a), 11.2(b) or 11.2(c) is first presented or disclosed to the Board will, by the terms of the definitive agreement for that transaction, constitute at least a majority of the members of the board of directors of the resulting corporation or person immediately following such transaction, then, prior to the occurrence of any event that would otherwise constitute a Change in Control under any of the foregoing provisions of this Subsection 11.2, the Board may determine by majority vote of the Board that the specific transaction does not constitute a Change in Control under Paragraph 11.2(a), 11.2(b) or 11.2(c).
     11.3 Effective Date of Change in Control. The Effective Date of a Change in Control shall be the earliest to occur of those events specified in section 11.2. Notwithstanding the foregoing, in the event a Change in Control ultimately results from uninterrupted discussions or negotiations involving the Corporation or any of its officers or directors, the “Effective Date” of such Change in Control shall be the date such discussions or negotiations commenced.

ARTICLE 12. MISCELLANEOUS
     In the event of the liquidation of the Corporation the Committee may make any provisions for holding, handling and distributing the amounts standing to the credit of the Participants or beneficiaries hereunder, which in the discretion of the Committee are appropriate and equitable under all circumstances and which are consistent with the spirit and purposes of these provisions.
ARTICLE 13. AMENDMENT AND DISCONTINUANCE
     The Corporation expects to continue this Plan indefinitely, but reserves the right, by action of the Committee to amend it from time to time or to discontinue it. However, if the Corporation should amend or discontinue this Plan, the Corporation shall remain obligated under the Plan with respect to (1) Awards that have vested prior to the date of such amendment or discontinuance, (2) Awards and rights of any Participant or beneficiary with respect to whom a Vesting Event has occurred, and (3) with respect to Awards granted but not yet vested prior to the date of such amendment or discontinuation.
     Executed as of December ___, 2005 at Cleveland, Ohio.

NATIONAL CITY CORPORATION

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